Exhibit 99.1

For Immediate Release

Contact:

Carol D. DeGuzman

Senior Director,

Corporate Communications

Tel: 650 845 7728

Email: cdeguzman@telik.com

TELIK ANNOUNCES FINANCIAL RESULTS FOR 2006 SECOND QUARTER

Palo Alto, CA,—August 3, 2006—Telik, Inc. (Nasdaq: TELK) reported a net loss of $21.5 million, or $0.41 per share, for the second quarter ended June 30, 2006, compared with a net loss of $21.0 million, or $0.40 per share, for the comparable period in 2005.

For the quarter ended June 30, 2006, total operating expenses increased to $23.6 million from $22.8 million for the comparable quarter in 2005. The increase in operating expenses in the second quarter of 2006 compared with the second quarter of 2005 was primarily due to $3.7 million in stock-based compensation expense, partially offset by decreased costs associated with the TELCYTA® ASSIST-1 and ASSIST-2 Phase 3 clinical trials. Telik began recognizing stock-based compensation expense in the first quarter of 2006 in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment.”

For the six months ended June 30, 2006, Telik reported a net loss of $41.6 million, or $0.80 per share, compared with a net loss of $41.4 million, or $0.82 per share, for the six months ended June 30, 2005. Total operating expenses for the first six months of 2006 increased to $45.8 million from $44.6 million in the first six months of 2005. The increase in operating expenses in the first six months of 2006 compared with the first six months of 2005 was primarily due to $7.3 million in stock-based compensation expense, partially offset by decreased costs associated with the TELCYTA ASSIST-1 and ASSIST-2 Phase 3 clinical trials.

At June 30, 2006, Telik had $173.7 million in cash, cash equivalents and investments including restricted investments, compared to $205.6 million at December 31, 2005.

Developments during the second quarter of 2006 included:

•	Initiation of the ASSIST-5 Phase 3 clinical trial, which will compare treatment with the combination of TELCYTA and liposomal doxorubicin to treatment with liposomal doxorubicin alone in women with platinum refractory or resistant ovarian cancer in the second line setting.

•	Completion of patient enrollment in the ASSIST-3 Phase 3 clinical trial, which will compare treatment with the combination of TELCYTA and carboplatin to treatment with liposomal doxorubicin, also in the second line setting in women with platinum refractory or resistant ovarian cancer.

Conference Call and Webcast

Telik will host its quarterly conference call today at 4:30 p.m. Eastern time (1:30 pm. Pacific time). The conference call will be accessible via Telik’s website at www.telik.com or by telephone at 800-230-1085 or 612-288-0329. An archive of the conference call will be available on the Telik website from approximately 8:00 p.m. Eastern time on August 3 through August 10, 2006, or by telephone at 800-475-6701 or 320-365-3844, access code 837921.

About Telik

Telik, Inc. of Palo Alto, CA is a biopharmaceutical company working to discover, develop and commercialize small molecule drugs to treat serious diseases. The company’s most advanced drug development candidate is TELCYTA (TLK286), a tumor-activated small molecule product candidate that is in four Phase 3 registration trials in advanced ovarian and non-small cell lung cancer. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Contract revenue from collaborations	$—	$—	$—	$19
Operating costs and expenses:
Research and development	19,036	19,656	36,694	38,801
General and administrative	4,560	3,129	9,069	5,762

Total operating costs and expenses	23,596	22,785	45,763	44,563

Loss from operations	(23,596)	(22,785)	(45,763)	(44,544)
Interest income, net	2,096	1,834	4,187	3,169

Net loss	$(21,500)	$(20,951)	$(41,576)	$(41,375)

Basic and diluted net loss per common share	$(0.41)	$(0.40)	$(0.80)	$(0.82)

Weighted average shares used to calculate basic and diluted net loss per common share	52,255	51,964	52,209	50,473

Selected Balance Sheet Data

(In thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)	(a)
Cash, cash equivalents, investments and restricted investments	$173,674	$205,643
Total assets	$180,857	$213,346
Stockholders' equity	$162,246	$194,525

(a)	Note: Derived from audited financial statements